Exhibit 99.1

Contact:	Randy Giles
Chief Financial Officer
(301) 581-5687

Drew Asher
SVP, Corporate Finance
(301) 581-5717

COVENTRY HEALTH CARE ANNOUNCES RESOLUTION OF PREVIOUSLY DISCLOSED LOUISIANA PROVIDER CLASS ACTION LITIGATION

BETHESDA, Md. (May 31, 2011) — Coventry Health Care, Inc. (NYSE: CVH) announced today that final court approval has been received and all other contingencies have been satisfied relating to the previously announced definitive settlement agreement between First Health Group Corp., Inc. (a wholly-owned subsidiary of Coventry) and counsel representing the provider class with respect to previously disclosed class action litigation in Louisiana.  The class action litigation involved claims of alleged violations of notice provisions of Louisiana’s Any Willing Provider Act in connection with provider services to injured workers with workers’ compensation claims, as described in more detail in Coventry’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

Coventry had accrued for the initial judgment of $262 million with additional accruals for legal fees and interest related to this matter.  In accordance with the settlement, First Health Group Corp., Inc. will pay $150.5 million from an escrow fund which was established during the first quarter of 2011.  As a result of developments since the Company filed its Form 10-Q for the quarter ended March 31, 2011, including the final court approval mentioned above, Coventry will record a favorable non-recurring pre-tax adjustment to earnings of $159.3 million, or $0.68 per diluted share after tax, in the second quarter of 2011.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are defined as statements that are not historical facts and include those statements relating to future events or future financial performance. Actual performance may be significantly impacted by certain risks and uncertainties including those described in Coventry’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.  Coventry undertakes no obligation to update or revise any forward-looking statements.

Coventry Health Care (www.coventryhealthcare.com) is a diversified national managed healthcare company based in Bethesda, Maryland, operating health plans, insurance companies, network rental and workers’ compensation services companies.  Coventry provides a full range of risk and fee-based managed care products and services to a broad cross section of individuals, employer and government-funded groups, government agencies, and other insurance carriers and administrators.